Exhibit 3.1
ARTICLES OF AMENDMENT AND RESTATEMENT

OF

EASTGROUP PROPERTIES, INC.
Pursuant to the Maryland General Corporation Law.
FIRST: EastGroup Properties, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter (the “Charter”) as currently in effect and as hereinafter amended. The following provisions are all the provisions of the Charter currently in effect and as hereinafter amended:
ARTICLE I
NAME
The name of the Corporation is EastGroup Properties, Inc.
ARTICLE II
DURATION
The duration of the Corporation shall be perpetual.
ARTICLE III
PURPOSES
(a)    The purposes for which the Corporation is formed are:
(1)    To engage in the business of a real estate investment trust (“REIT”) as that term is defined in the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”), and to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland now or hereafter in force including the Maryland General Corporation Law; and
(2)    To engage in any one or more businesses or transactions, or to acquire all or any portion of any entity engaged in any one or more businesses or transactions which the Board of Directors may from time to time authorize or approve, whether or not related to the business described elsewhere in this Article III or to any other business at the time or theretofore engaged in by the Corporation.
(b)    The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of the Charter of the Corporation, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the General Laws of the State of Maryland.

ARTICLE IV
PRINCIPAL OFFICE IN MARYLAND AND RESIDENT AGENT
The present address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, a Maryland corporation, 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093.
ARTICLE V
CAPITAL STOCK
SECTION 1.    AUTHORIZED CAPITAL STOCK.
(a)    Authorized Shares. The total number of shares of capital stock of all classes that the Corporation has authority to issue is 100,000,000, initially classified as 70,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 30,000,000 shares of excess stock, par value $0.0001 per share (the “Excess Stock”).
The Common Stock and the Excess Stock shall each constitute a separate class of capital stock of the Corporation.
(b)    Terminology and Aggregate Par Value. All classes of capital stock (except Excess Stock) are referred to herein as “Equity Stock;” all classes of capital stock (including Excess Stock) are referred to herein as “Stock.” The aggregate par value of all of the Corporation’s authorized Stock is $10,000.
SECTION 2.    REIT-RELATED RESTRICTIONS AND LIMITATIONS ON THE EQUITY STOCK.
Until the “Restriction Termination Date,” as defined below, all Equity Stock shall be subject to the following restrictions and limitations intended to preserve the Corporation’s status as a REIT.
(a)    Definitions. As used in this Article V, the following terms shall have the indicated meanings:
“Beneficial Ownership” shall mean ownership of Equity Stock by a Person who would be treated as an owner of such Equity Stock either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms
“Beneficially Own” and “Beneficially Owned” and “Beneficial Owner” shall have the correlative meanings.
“Beneficiary” shall mean a beneficiary of the Trust as determined pursuant to Section 5(b) of this Article V.

“Constructive Ownership” shall mean ownership of Equity Stock by a Person who would be treated as an owner of such Equity Stock either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructively Own,” “Constructively Owned” and “Constructive Owner” shall have the correlative meanings.
“Market Price” shall mean the last reported sales price reported on the New York Stock Exchange, Inc. (the “NYSE”), of Equity Stock on the trading day immediately preceding the relevant date, or if not then traded on the NYSE, the last reported sales price of Equity Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which Equity Stock may be traded, or if not then traded over any exchange or quotation system, then the market price of Equity Stock on the relevant date as determined in good faith by the Board of Directors of the Corporation.
“Ownership Limit” shall mean 9.8% in value or in number of the outstanding Equity Stock, whichever is more restrictive. The number and value of the Equity Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes.
“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter that participated in a public offering of any Equity Stock for a period of 25 days following the purchase by such underwriter of such Equity Stock.
“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer that results in Excess Stock as defined below in Section 5 of this Article V, the purported beneficial transferee for whom the Purported Record Transferee would have acquired Equity Stock if such Transfer had been valid under Section 2(b) of this Article V.
“Purported Record Transferee” shall mean, with respect to any purported Transfer which results in Excess Stock, the Person who would have been the record holder of Equity Stock if such Transfer had been valid under Section 2(b) of this Article V.
“Restriction Termination Date” shall mean the effective date, if any, for revocation or termination of the Corporation’s REIT election pursuant to Section 856(g) of the Code, as specified in a resolution of the Board of Directors of the Corporation determining that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT. If no such effective date is specified in such resolution, the Restriction Termination Date shall be the date such revocation or termination otherwise becomes effective.
“Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of Equity Stock (including (i) the granting of any option or entering into any agreement for the sale,

transfer or other disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Stock), whether voluntary or involuntary, whether of record beneficially or constructively (including but not limited to transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Equity Stock), and whether operation of law or otherwise. The terms “Transfers” and “Transferred” shall have the correlative meanings.
“Trust” shall mean the trust created pursuant to Section 5(b) of this Article V.
“Trustee” shall mean the Corporation as trustee of the Trust, and any successor trustee appointed by the Corporation.
(b)    Ownership Limitation and Transfer Restrictions with Respect to Equity Stock.
(i)    Except as provided in Section 2(f) of this Article V, prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit.
(ii)    Except as provided in Section 2(f) of this Article V, prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Equity Stock that would be otherwise Beneficial Owned or Constructively Owned (as the case may be) by such Person in excess of the Ownership Limit; and the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall acquire no rights in such excess shares of Equity Stock.
(iii)    Except as provided in Section 2(f) of this Article V, prior to the Restriction Termination Date, any Transfer that, if effective, would result in the outstanding Equity Stock being Beneficially Owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such Equity Stock which would be otherwise Beneficially Owned by the transferee; and the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall acquire no rights in such shares of Equity Stock.
(iv)    Prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT, shall be void ab initio as to the Transfer of the shares of Equity Stock that would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code or otherwise to fail to qualify as a REIT, as the case may be; and the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall acquire no rights in such shares of Equity Stock.

(v)    If the Board of Directors or its designee shall at any time determine in good faith that a Transfer of Equity Stock has taken place in violation of this Section 2(b) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership (determined without reference to any rules of attribution) or Constructive Ownership of any Equity Stock of the Corporation in violation of this Section 2(b), the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of Section 2(b)(ii), Section 2(b)(iii) or Section 2(b)(iv) of this Article V shall automatically result in the conversion and exchange described in Section 2(c), irrespective of any action (or non-action) by the Board of Directors, except as provided in Section 2(f) of this Article V.
(c)    Automatic Conversion of Equity Stock into Excess Stock.
Subject to Section 5(a) of this Article V below,
(i)    If, notwithstanding the other provisions contained in this Article V, at any time prior to the Restriction Termination Date there is a purported Transfer or other change in the capital structure of the Corporation such that any Person would Beneficially Own or Constructively Own Equity Stock in excess of the Ownership Limit, then, except as otherwise provided in Section 2(f) of this Article V, such shares of Equity Stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall automatically (and without action by the Corporation or by any purported Transferor, Purported Record Transferee or Purported Beneficial Transferee of such Equity Stock, in the case of a Transfer) be converted into and exchanged for an equal number of Excess Stock. Such conversion and exchange shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure.
(ii)    If, notwithstanding the other provisions in this Article V, at any time prior to the Restriction Termination Date there is a purported Transfer or other change in the capital structure of the Corporation that, if effective, would cause the Corporation to become “closely held” within the meaning of Section 856(h) of the Code or otherwise to fail to qualify as a REIT, then the shares of Equity Stock being Transferred, or resulting from any other change in the capital structure of the Corporation, that would cause the Corporation to be closely held” within the meaning of Section 856(h) of the Code or otherwise to fail to qualify as a REIT, as the case may be, (rounded up to the nearest whole share) shall automatically (and without any action by the Corporation or by any purported Transferor, Purported Record Transferee or Purported Beneficial Transferee of such Equity Stock, in the case of a Transfer) be converted into and exchanged for an equal number of shares of Excess Stock. Such conversion and exchange shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure.

(d)    The Corporation’s Right to Redeem Stock. The Corporation shall have the right to redeem any Stock that is Transferred, or is attempted to be Transferred, in violation of Section 2(b) of this Article V, at a price per share equal to the lesser of (i) the price per share in the transaction that created such violation or attempted violation (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price of the class of Equity Stock to which such shares of Excess Stock relate on the date the Corporation, or its designee, gives notice of such redemption. The Corporation shall have the right to redeem any Stock described in this Section for a period of 90 days after the later of (i) the date of the Transfer or attempted Transfer or (ii) the date the Board of Directors determines in good faith that a Transfer has occurred, if the Corporation does not receive a notice of such Transfer pursuant to Section 2(e) of this Article V.
(e)    Notice Requirements and General Authority of the Board of Directors to Implement REIT-Related Restrictions and Limitations.
(i)    Any Person who acquires or attempts to acquire shares of Equity Stock in violation of Section 2(b) of this Article V, and any Person who is a Purported Record Transferee or a Purported Beneficial Transferee such that Equity Stock proposed to be acquired is converted into Excess Stock under Section 2(c) of this Article V, shall immediately give written notice or in the event of a proposed or attempted Transfer, give at least 15 days’ prior written notice to the Corporation, of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation’s status as a REIT.
(ii)    Prior to the Restriction Termination Date, every Beneficial Owner or Constructive Owner of more than 5.0% (or such other percentage, between 0.5% and 5.0%, as provided in the income tax regulations promulgated under the Code) of the number or value of outstanding Equity Stock of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Equity Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information that the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation’s status as a REIT; and
(iii)    Prior to the Restriction Termination Date, each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the stockholder of record) who is holding Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may reasonably request in order to determine the Corporation’s status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

(iv)    Each certificate for Equity Stock shall bear substantially the following legends:
“The Corporation will furnish to any stockholder on request and without charge a full statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the stock of each class which the Corporation is authorized to issue, of the differences in the relative rights and preferences between the shares of each series of a preferred or special class in series which the Corporation is authorized to issue, to the extent they have been set, and of the authority of the Board of Directors to set the relative rights and preferences of subsequent series of a preferred or special class of stock.
Such request may be made to the secretary of the Corporation or to its transfer agent.”
“Keep this certificate in a safe place. If it is lost, stolen or destroyed, the Corporation will require a bond of indemnity as a condition to the issuance of a replacement certificate.”
“The securities represented by this certificate are subject to restrictions on ownership and transfer for the purpose of the Corporation’s maintenance of its status as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended. Except as otherwise provided pursuant to the Charter of the Corporation, no Person may Beneficially Own or Constructively Own Equity Stock in excess of 9.8%, (in value or in number of shares of Equity Stock, whichever is more restrictive) of the outstanding Equity Stock of the Corporation, with further restrictions and exceptions set forth in the Charter of the Corporation. There shall be no Transfer that would cause a violation of the Ownership Limit, that would result in Equity Stock of the Corporation being Beneficially Owned by fewer than 100 persons or that would result in the Corporation’s being “closely held” under section 856(h) of the Code. Any Person who attempts or proposes to own, Beneficially Own or Constructively Own Equity Stock in excess of the above limitation must notify the Corporation in writing at least 15 days prior to such proposed or attempted Transfer to such Person. If attempt is made to violate these restrictions on Transfers, (i) any purported Transfer will be void and will not be recognized by the Corporation, (ii) the Corporation will have the right to redeem the Stock proposed to be Transferred, and (iii) the Stock represented hereby will be automatically converted into and exchanged for Excess Stock (having no dividend or voting rights), which will be held in trust by the Corporation. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, a copy of which, including the restrictions on ownership and transfer, will be sent without charge to each stockholder who directs a request to the Secretary of the Corporation.”
(v)    Subject to Section 2(f)(iii) of this Article V, nothing contained in this Article V shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT.
(f)    Exemptions.
(i)    The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Directors and upon at least 15 days’ written notice from a Transferee prior to a proposed Transfer that, if consummated, would result in the intended Transferee Beneficially Owning Equity Stock in excess of the Ownership Limit, and upon such other conditions as the Board of Directors may direct, may in its sole and absolute discretion exempt a Person from the Ownership Limit.
(ii)    The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board Directors, may in its sole and absolute discretion exempt a Person from the limitation on a Person Constructively Owning Equity Stock in excess of the Ownership Limit, if (x) such Person does not and represents that it will not directly own or Constructively Own more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in a tenant of the Corporation; (y) the Corporation obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact; and (z) such Person agrees that any violation or attempted violation of such representations, undertakings and agreement will result in such Equity Stock in excess of the Ownership Limit being converted into and exchanged for Excess Stock in accordance with Section 2(c) of this Article V.
(iii)    Nothing in this Article V shall preclude the settlement of a transaction entered into through the facilities of any interdealer quotation system or national securities exchange upon which Equity Stock is traded. Notwithstanding the previous sentence, certain transactions may be settled by providing Excess Stock as set forth in this Article V.
(iv)    The ownership restrictions set forth in this Section 2 of this Article V shall not apply until the effective date of the merger between the Corporation and EastGroup Properties, a Maryland real estate investment trust.
SECTION 3.    CLASSIFICATION AND RECLASSIFICATION OF STOCK.
(a)    Power of Board to Classify or Reclassify Stock. The Board of Directors shall have the power, in its sole discretion and without limitation, to classify or reclassify any unissued Stock, whether now or hereafter authorized, by setting, altering or eliminating in any one or more respects, from time to time, before the issuance of such Stock, any feature of such Stock, including, but not limited to, the designation, preferences, conversion or other rights, voting powers, qualifications and terms and conditions of redemption of, and limitations as to dividends and any other restrictions on, such Stock. The power of the Board of Directors to classify and reclassify any of the shares of capital stock shall include, without limitation, subject to the provisions of the Charter, authority to classify or reclassify any unissued shares of such stock into a class or classes of preferred stock, preference stock, special stock or other stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing or altering one or more of the following:
(i)    The distinctive designation of such class or series and the number of shares which constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this subparagraph.
(ii)    Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.
(iii)    Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.
(iv)    Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.
(v)    Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.
(vi)    The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidations dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

(vii)    Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this subparagraph, and, if so, the terms and conditions thereof.
(viii)    Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the Charter of the Corporation.
(b)    Ranking of Stock. For the purposes hereof and of any articles supplementary to the Charter providing for the classification or reclassification of any shares of capital stock or of any other charter document of the Corporation (unless otherwise provided in any such articles or document), any class or series of stock of the Corporation shall be deemed to rank:
(i)    Prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series.
(ii)    On a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series.
(iii)    Junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.
SECTION 4.    COMMON STOCK.
Subject to the provisions of Sections 2 and 5 of this Article V, the Common Stock shall have the following preferences, rights, powers, restrictions, limitations and qualifications, and such others as may be afforded by law:
(a)    Voting Rights. Except as may otherwise be required by law, and subject to action, if any, by the Board of Directors, pursuant to Section 3 of this Article V, each holder of Common Stock shall have one vote in respect of each share of Common Stock held of record on all matters to be voted upon by the stockholders. Holders of shares of Common Stock shall not have cumulative voting rights.

(b)    Dividend Rights. After provision(s) with respect to preferential dividends on any then outstanding classes of preferred stock, if any, fixed by the Board of Directors pursuant to Section 3 of this Article V, shall have been satisfied, and after satisfaction of any other requirements, if any, including with respect to redemption rights and preferences, of any such classes of preferred stock, then and thereafter the holders of Common Stock shall be entitled to receive, pro rata in relation to the number of shares of Common Stock held by them, such dividends or other distributions as may be declared from time to time by the Board of Directors out of funds legally available therefor.
(c)    Liquidation Rights. In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, fixed pursuant to Section 3 of this Article V, to be distributed to the holders of any then outstanding preferred stock, and subject to the right, if any, of the holders of any outstanding preferred stock to participate further in any liquidating distributions, all of the assets of the Corporation, if any, remaining, of whatever kind available for distribution to stockholders after the foregoing distributions have been made shall be distributed to the holders of the Common Stock, ratably in proportion to the number of shares of Common Stock held by them. For purposes of making liquidating distributions pursuant to this Section 4(c) of this Article V, Excess Stock shall be included as part of the preferred stock and the Common Stock to the extent provided in Section 5(e) of this Article V below.
(d)    Conversion Rights. Each share of Common Stock is convertible into Excess Stock as provided in Section 2(c) of this Article V.
SECTION 5.    EXCESS STOCK.
(a)    Condition to Issuance. The provisions of this Article V to the contrary notwithstanding, the automatic conversion and exchange of certain Equity Stock into Excess Stock in the circumstances provided for in Section 2(c) of this Article V shall be deemed not to have occurred, nunc pro tunc, if the Corporation shall have determined, in the sole and absolute discretion of the Board of Directors, that the issuance by the Corporation of Excess Stock would cause the Corporation to fail to satisfy the organizational and operational requirements that must be met for the Corporation to qualify for treatment as a REIT.
(b)    Ownership of Excess Stock in Trust. Upon any purported Transfer that results in Excess Stock pursuant to Section 2(c) of this Article V, such Excess Stock shall not be issued in certificated form but shall be held by the Corporation, in book entry form, as Trustee in Trust for the exclusive benefit of such Beneficiary or Beneficiaries to whom an interest in such Excess Stock may later be transferred pursuant to Section 5(f) of this Article V. Excess Stock so held in Trust shall be issued and outstanding Stock of the Corporation. The Purported Record Transferee shall have no rights in such Excess Stock except the right to designate a transferee of such Excess Stock upon the terms specified in Section 5(f) of this Article V. The Purported Beneficial Transferee shall have no rights in such Excess Stock except as provided in Section 5(f) of this Article V.

(c)    No Voting Rights. Except as required by law, Excess Stock shall not be entitled to vote on any matters.
(d)    No Dividend Rights. Excess Stock shall not be entitled to any dividends. Any dividend or distribution paid prior to the discovery by the Corporation that Equity Stock had been converted into Excess Stock shall be repaid to the Corporation upon demand.
(e)    Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of share(s) of Excess Stock shall be entitled to receive that portion of the assets of the Corporation that would have been distributed to the Equity Stock in respect of which the Excess Stock was issued.
The Corporation, as holder of the Excess Stock in Trust or, if the Corporation has been dissolved, any trustee appointed by the Corporation prior to its dissolution, shall distribute ratably to the Beneficiaries of the Trust, when determined, any such assets received in respect of the Excess Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation.
(f)    Restrictions on Transfer; Designation of Beneficiary.
(i)    Excess Stock shall not be transferable. The Purported Record Transferee may freely designate a Beneficiary of an interest in the Trust (representing the number of shares of Excess Stock held by the Trust attributable to a purported Transfer that resulted in Excess Stock), if the Excess Stock held in the Trust would not be Excess Stock in the hands of such Beneficiary and the Purported Record Transferee does not receive a price for designating such Beneficiary that reflects a price per share of Excess Stock that exceeds (x) the price per share that such Purported Record Transferee paid for the Equity Stock in the purported Transfer that resulted in the Excess Stock; or (y) if the Purported Record Transferee did not give value for such Excess Stock (through a gift, devise or other transaction), the price per share equal to the Market Price on the date of the purported Transfer that resulted in the Excess Stock. Upon such transfer of an interest in the Trust, the corresponding shares of Excess Stock in the Trust shall automatically be exchanged for an equal number of shares of Equity Stock, and such shares of Equity Stock shall be transferred of record to the transferee of the interest in the Trust if such Equity Stock would not be Excess Stock in the hands of such Beneficiary. Prior to any transfer of any interest in the Trust, the Purported Record Transferee must give advance notice to the Corporation of the intended transfer and the Corporation must have waived in writing its redemption rights under Section 2(d) of this Article V.
(ii)    Notwithstanding the foregoing, if a Purported Record Transferee receives a price for designating a Beneficiary of an interest in the Trust that exceeds the amounts allowable under Section 5(f)(i) of this Article V, such Purported Record Transferee shall pay, or cause such Beneficiary to pay, such excess to the Corporation.

(g)    Conversion Right. Each share of Excess Stock is convertible into Equity Stock as provided in Section 2(c) of this Article V.
SECTION 6.    GENERAL PROVISIONS.
(a)    Interpretation and Ambiguities. The Board of Directors shall have the power to interpret and to construe the provisions of this Article V, including any definition contained in Section 1, and the Board of Directors shall have the power to determine the application of the provisions of this Article V with respect to any situation based on the facts known to it, and any such interpretation, construction and determination shall be final and binding on all interested parties, including the stockholders.
(b)    Severability. If any provision of this Article V or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.
ARTICLE VI
THE BOARD OF DIRECTORS
SECTION 1.    AUTHORIZED NUMBER AND DIRECTORS.
The business and affairs of the Corporation shall be managed by a Board of Directors. The authorized number of directors of the Corporation shall be eight (8), which number may be increased or decreased pursuant to the Bylaws of the Corporation, but shall never be less than the minimum number permitted by the General Laws of the State of Maryland now or hereafter in force. The following persons shall be the directors of the Corporation until their successors are duly elected and qualified, or until their earlier death, retirement, resignation or removal:
David H. Hoster II
D. Pike Aloian
H. Eric Bolton, Jr.
Donald F. Colleran
Hayden C. Eaves III
Marshall A. Loeb
Mary E. McCormick
Katherine M. Sandstrom
SECTION 2.    GENERAL TERM OF OFFICE.
Each director shall serve for a term of one year and until such director’s successor is elected and qualified or until such director’s death, retirement, resignation or removal.
SECTION 3.    REMOVAL OF DIRECTORS.

A director may be removed from office but only for cause and only by the affirmative vote of the holders of at least two-thirds of the combined voting power of all shares of capital stock entitled to be cast in the election of directors voting together as a single class.
SECTION 4.    FILLING VACANCIES.
Except as may otherwise be provided with respect to any rights of holders of preferred stock to elect additional directors, or in any agreement relating to the right to designate nominees for election to the Board of Directors, should a vacancy on the Board of Directors occur or be created (whether arising through death, retirement resignation or removal), other than through an increase but not a decrease, in the number of authorized directors, such vacancy shall be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board of Directors. A vacancy on the Board of Directors resulting from an increase in the number of directors shall be filled by the affirmative vote of a majority of the entire Board of Directors. By the vote required to elect a director, the stockholders may fill any vacancy on the Board of Directors resulting from the removal of a director.

SECTION 5.    BOARD AUTHORIZATION OF SHARE ISSUANCES.
The Board of Directors of the Corporation may authorize the issuance from time to time of Stock of any class, whether now or hereafter authorized, or securities convertible into Stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws of the Corporation.
SECTION 6.    PREEMPTIVE RIGHTS.
No holder of any Stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any Stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any Stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of Stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.
SECTION 7.    AMENDMENTS TO THE BYLAWS.
In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to adopt, alter or repeal Bylaws of the Corporation by vote of two-thirds of the Board of Directors.

SECTION 8.    CERTAIN OTHER DETERMINATIONS BY THE BOARD OF DIRECTORS.
The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of Stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Stock or the payment of other distributions on Stock; the amount of paid-in surplus, net assets, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation nor liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; and any matters relating to the acquisition, holding and disposition of any assets of the Corporation.
SECTION 9.    RESERVED POWERS OF THE BOARD OF DIRECTORS.
The enumeration and definition of particular powers of the Board of Directors included in this Article VI shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other provision of the charter of the Corporation, or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the general laws of the State of Maryland as now or hereafter in force.
ARTICLE VII
PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS OF THE CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS
SECTION 1.    RELATED PARTY TRANSACTIONS.
Without limiting any other procedure available by law or otherwise to the Corporation, the Board of Directors may authorize any agreement or other transaction with any person, corporation, association, company, trust, partnership (limited or general) or other organization, although one or more of the directors or officers of the Corporation may be a party to any such agreement or any officer, director, stockholder or member of such other party (an “Interested Officer/Director”), and no such agreement or transaction shall be invalidated or rendered void or voidable solely by reason of the existence of any such relationship if: (i) the existence is disclosed or known to the Board of Directors, and the contract or transaction is authorized, approved or ratified by the affirmative vote of a majority of the disinterested directors, even if they constitute less than a quorum of the Board of Directors; or (ii) the existence is disclosed to the stockholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of the stock held of record by the Interested Officers/Directors; or (iii) the contract or transaction is fair and reasonable to the Corporation. Any Interested Officer/Director of the Corporation or the stock owned by them or by a corporation, association, company, trust, partnership (limited or general) or other organization in which an Interested Officer/Director may have an interest, may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee of the Board of Directors or at a meeting of the stockholders, as the case may be, at which the contract or transaction is authorized, approved or ratified.
SECTION 2.    REIT QUALIFICATION.
After the Corporation has initially elected to qualify as a REIT under the Code, the Board of Directors shall use its reasonable best efforts to cause the Corporation and its stockholders to qualify for U.S. federal income tax treatment in accordance with the provision of the Code applicable to a REIT. In furtherance of the foregoing, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as in its sole judgment and discretion are desirable, to preserve the status of the Corporation as a REIT, provided, however, that if the Board of Directors determines in its discretion, that it is no longer in the best interests of the Corporation to continue to have the Corporation qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. Nothing contained in the Charter shall limit the authority of the Board of Directors to take such action as it in its sole discretion deems necessary or advisable to protect the Corporation and the interests of the stockholders by maintaining the Corporation’s eligibility to be, and preserving the Corporation’s status as, a qualified REIT under the Code.
SECTION 3.    STOCKHOLDER ACTIONS.
(a)    Stockholder Meetings. Action shall be taken by the stockholders only at annual or special meetings of stockholders, or by unanimous written consent of the holders of all Equity Stock entitled to vote on such action at a meeting of stockholders, if such written consent is accompanied by a written waiver of any right to dissent signed by each stockholder entitled to notice of the meeting but not entitled to vote at such meeting.
(b)    Special Meetings of the Stockholders. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the President, the Chief Executive Officer, the Chairman of the Board of Directors, or by a majority of the members of the Board of Directors. Special meetings of stockholders of the Corporation shall be called at the request of the holders of a majority of all the votes entitled to be cast at the meeting.
SECTION 4.    OTHER CONSIDERATIONS.
The Board of Directors shall, in connection with the exercise of its business judgment involving a Business Combination (as defined in Section 3-601 of the Corporations and Associations Article of the Annotated Code of Maryland) or any actual or proposed transaction which would or may involve a change in control of the Corporation (whether by purchases of shares of stock or any other securities of the Corporation in the open market, or otherwise, tender offer, merger, consolidation, dissolution, liquidation, sale of all or substantially all of the assets of the Corporation, proxy solicitation or otherwise), in determining what is in the best interests of the Corporation and its stockholders and in making any recommendation to its stockholders, give due consideration to all relevant factors, including, but not limited to (a) the economic effect, both immediate and long-term, upon the Corporation’s stockholders, including stockholders, if any, who do not participate in the transaction; (b) the social and economic effect on the employees, customers of, and others dealing with, the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located; (c) whether the proposal is acceptable based on the historical and current operating results or financial condition of the Corporation; (d) whether a more favorable price could be obtained for the Corporation’s stock or other securities in the future; (e) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees of the Corporation and its subsidiaries; (f) the future value of the stock or any other securities of the Corporation; (g) any antitrust or other legal and regulatory issues that are raised by the proposal; and (h) the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or entity. If the Board of Directors determines that any proposed Business Combination (as defined in Section 3-601 of the Corporations and Associations Article of the Annotated Code of Maryland) or actual or proposed transaction which would or may involve a change in control of the Corporation should be rejected, it may take any lawful action to defeat such transaction, including, but not limited to, any or all of the following: advising stockholders not to accept the proposal; instituting litigation against the party making the proposal; filing complaints with governmental and regulatory authorities; acquiring the stock or any of the securities of the Corporation; selling or otherwise issuing authorized but unissued stock, other securities or granting options or rights with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and obtaining a more favorable offer from another individual or entity.
SECTION 5.    STOCKHOLDER PROPOSALS.
For any stockholder proposal to be presented in connection with an annual meeting of stockholders of the Corporation, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Corporation, the stockholders must have given timely written notice thereof in Writing to the Secretary of the Corporation in the manner and containing the information required by the Bylaws. Stockholder proposals to be presented in connection with a special meeting of stockholders will be presented by the Corporation only to the extent required by Section 2-502 of the Corporations and Associations Article of the Annotated Code of Maryland.
SECTION 6.    VOTING REQUIREMENTS.
Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock or the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes and entitled to vote thereon, except as otherwise provided in the Charter of the Corporation. All mergers, consolidations, share exchanges, recapitalizations or dissolutions to which the Corporation is a party and all sales of all or substantially all the assets of the Corporation shall not be valid and effective unless advised by at least two-thirds of the Board of Directors.
ARTICLE VIII
INDEMNIFICATION OF AGENTS AND LIMITATION OF
LIABILITY OF OFFICERS AND DIRECTORS
SECTION 1.    INDEMNIFICATION.
The Corporation shall provide any indemnification permitted by the laws of Maryland and shall indemnify directors, officers, agents and employees as follows: (a) the Corporation shall indemnify its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (b) the Corporation shall indemnify other employees and agents, whether serving the Corporation or at its request any other entity, to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal or shall limit or eliminate the rights granted under indemnification agreements entered into by the corporation and its directors, officers, agents and employees.
SECTION 2.    LIMITATION OF LIABILITY.
To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal any of its provisions shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or omission which occurred prior to such amendment or repeal.
ARTICLE IX
AMENDMENTS
(a)    Right to Amend Charter. The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Charter, including any amendments changing the terms or contract rights, as expressly set forth in the Charter, of any of its outstanding stock by classification, reclassification or otherwise, by a majority of the directors’

adopting a resolution setting forth the proposed change, declaring its advisability, and either calling a special meeting of the stockholders entitled to vote on the proposed change, or directing the proposed change to be considered at the next annual stockholders meeting. Unless otherwise provided herein, the proposed change will be effective only if it is adopted upon the affirmative vote of the holders of not less than a majority of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class); provided, however, that any amendment to, repeal of or adoption of any provision inconsistent with Article VI, Article VIII or this Article IX will be effective only if it is also advised by at least two-thirds of the Board of Directors.
(b)    Certain Amendments Requiring Special Stockholder Vote. Any provision of the Charter of the Corporation to the contrary notwithstanding:
(i)    no term or provision of the Charter of the Corporation may be added, amended or repealed in any respect that would, in the determination of the Board of Directors, cause the Corporation not to qualify as a REIT under the Code;
(ii)    Article VI, Section 3 (removal of directors); Article VIII (indemnification of agents and limitation of liability of officers and directors); and this Article IX shall not be amended or repealed; and
(iii)    no provision imposing cumulative voting in the election of directors may be added to the Charter of the Corporation;
unless in each such case, in addition to any vote required by the terms of then outstanding preferred stock, such action is approved by the affirmative vote of the holders of not less than eighty percent (80%) of all of the votes entitled to be cast on the matter.
SECOND: The amendment to and restatement of the Charter as hereinabove set forth has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.
THIRD: The current address of the principal office of the Corporation is as set forth in ARTICLE IV of the foregoing amendment and restatement of the original Charter.
FOURTH: The name and address of the Corporation’s current resident agent is as set forth in ARTICLE IV of the foregoing amendment and restatement of the original Charter.
FIFTH: The number of directors of the Corporation and the names of those currently in office are as set forth in ARTICLE VI of the foregoing amendment and restatement of the original Charter.
SIXTH: This amendment and restatement of the Charter did not increase the authorized stock of the Corporation, which is set forth in Article V of the foregoing amendment and restatement of the original Charter.
SEVENTH: The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer on this 28th day of May, 2021.

ATTEST:	EASTGROUP PROPERTIES, INC.
/s/ Brent W. Wood Brent W. Wood Chief Financial Officer	/s/ Marshall A. Loeb Marshall A. Loeb Chief Executive Officer